Exhibit 99.1

Berkshire Hills Recaps 2015 Highlights at Annual Meeting; All Proposals Approved by Shareholders

Pittsfield, MA — May 6, 2016 — Berkshire Hills Bancorp, Inc. (NYSE: BHLB) held its annual meeting of shareholders on May 5, in Pittsfield, Massachusetts.

President and CEO Michael P. Daly summarized Berkshire’s accomplishments in 2015.  They included strong earnings growth and profitability improvement, along with the acquisitions of Hampden Bank and Firestone Financial.  The year’s initiatives resulted in 47% earnings growth.  Berkshire’s 2015 total stock return exceeded 12%, and the annual cash dividend was increased by 6%, providing a 3% yield.  Mr. Daly concluded with a summary of the promising prospects for Berkshire’s further growth and development.

Shareholders approved all proposals which were presented at the meeting. These were:

•                  The election of one new and four existing directors to new three year terms:  Patrick J. Sheehan; John B. Davies; Rodney C. Dimock; Laurie Norton Moffatt; J. Williar Dunlaevy

•                  Approval of a non-binding proposal to give advisory approval of the Company’s executive compensation

•                  Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2016

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank — America’s Most Exciting Bank®. The Company has over $7.8 billion in assets and 93 full-service branch offices in Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the

Securities and Exchange Commission and available on the SEC’s website at www.sec.gov.  Berkshire does not undertake any obligation to update forward-looking statements

CONTACTS

Investor Relations Contact

Allison O’Rourke; Executive Vice President, Investor Relations Officer; 413-236-3149

Media Contact

Elizabeth Mach; First Vice President, Marketing Officer; 413-445-8390